SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of earliest event reported: October 31, 2000



                           TOP AIR MANUFACTURING, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                      Iowa
                 (State or Other Jurisdiction of Incorporation)


       0-10571                                          42-1155462
(Commission File Number)                    (I.R.S. Employer Identification No.)

317 Savannah Park Road, Cedar Falls, Iowa                 50613
(Address of Principal Executive Offices)               (Zip Code)

                                 (319) 268-0473
              (Registrant's Telephone Number, Including Area Code)

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Item 5.  Other Events.

         As has been previously reported, the Company has been unable to meet certain financial covenants associated with its line of credit. On August 24, 2000, the Company and its lender entered into a forbearance agreement in which the lender agreed to forbear from exercising its rights and remedies against the Company up to and through October 31, 2000. This forbearance agreement also permitted the Company to borrow up to $2,000,000 at an interest rate of 12.5% based on a percentage of inventory, trade receivables and property and equipment.

         On October 31, 2000, the forbearance agreement expired. As of the date of this report, the lender has not exercised any of its rights or remedies against the Company. The Company and its lender are currently discussing the possibility of extending the forbearance agreement for an additional period of time. However, there has not been a commitment or agreement with respect thereto and the Company cannot give any assurance that it will be successful in obtaining such extension.

         The Company continues to seek alternative sources of debt and/or equity financing. Although the Company has had discussions with other sources, as of the date of this report, the Company has not entered into an agreement with any such source to provide such financing. The Company cannot give any assurance that it will be able to obtain more permanent financing of its working capital requirements from its lender or any other source. If the Company is unable to obtain such financing, the Company would not be able to fund its ongoing operations.

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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 3, 2000

                                     TOP AIR MANUFACTURING, INC.


                                     By:  /s/ Steven R. Lind
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                                          Steven R. Lind
                                           President and Chief Executive Officer